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                                                  SEC FILE NUMBER
                                                  CUSIP NUMBER
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                                               Commission File Number: 001-14135

                          NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K  [ ] Form 20-F  [X] Form 11-K  [ ] Form 10-Q
[ ] Form N-SAR  [ ] Form N-CSR

For Period Ended: December 21, 2004

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: ___________________


READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

________________________________________________________________________________

________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION


OMI CORPORATION
________________________________________________________________________________
 Full name of registrant

N/A
________________________________________________________________________________
 Former name if applicable

One Station Place
________________________________________________________________________________
 Address of principal executive office (STREET AND NUMBER)

Stamford, CT 06902
________________________________________________________________________________
 City, state and zip code



                                    PART II
                            RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]   (b) The subject annual report, semi-annual report, transition report on
          Form 10-K, Form 20-F,11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ]   (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached if applicable.

                                    PART III
                                   NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period.

         OMI Corporation (the "Company") has experienced a delay in completing the financial statements of the OMI Corporation Savings Plan required to be filed on Form 11-K for the Plan's fiscal year ended December 31, 2004. The delay could not be overcome without unreasonable effort and expense.

         Certain information from the Trustee of the Master Trust and Custodian of the Company's Section 401(k) Profit Sharing Plan was not received in the required time for the Company (The Plan's Sponsor) to complete the Plan's financial statements and for the Plan's auditors to complete their audit of the Plan.

         The Company intends to file the subject Form 11-K, within the 15-day time period prescribed by Rule 12b-25.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


Kathleen C. Haines                   (203)                    602-6700
______________________________    ___________     ______________________________
    (Name)                        (Area Code)           (Telephone Number)

(2) Have all other periodic reports reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                 [X] Yes  [ ] No


________________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


________________________________________________________________________________


          OMI CORPORATION
          ___________________________________________________________
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date June 29, 2005          By /s/ Kathleen C. Haines
                               -----------------------------------
                                   Senior Vice President and
                                   Chief Financial Officer